LAKE SHORE BANCORP, INC.

LAKE SHORE, MHC TO SEEK MEMBER APPROVAL FOR DIVIDEND WAIVER; LAKE SHORE BANCORP, INC. DELAYS DECLARATION OF QUARTERLY DIVIDEND

DUNKIRK, N.Y. — January 18, 2013 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), today announced that Lake Shore, MHC (the “MHC”), the mutual holding company that owns 61.4% of the Company’s outstanding common stock, will hold a special meeting of its members to vote on a proposal to authorize the MHC to waive its right to receive dividends aggregating up to $0.28 per share that may be declared by the Company in the 12 months subsequent to the approval of the proposal by members. All dividends on the Company’s common stock are declared at the discretion of the Company’s Board of Directors. The special meeting will be held on February 26, 2013.

Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) prohibit the waiver of dividends by the MHC unless the waiver has been approved by its members, consisting of depositors of the Bank. As a result of the timing of the member vote, the Company’s Board of Directors has determined to delay the declaration of its quarterly cash dividend that normally would have been declared at the end of January to March, 2013.

There can be no assurance that the members will approve the dividend waiver or that the Federal Reserve will not object to the waiver even if it is approved by members at the special meeting.  If the proposed dividend waiver is not approved by members or the Federal Reserve, the Board of Directors of the Company intends to reduce the proposed quarterly dividend from $0.07 per outstanding share to $0.04 per outstanding share, the amount the Company has most recently paid.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $498.7 million and total deposits of $392.6 million as of September 30, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact:

Rachel A. Foley
Chief Financial Officer
Lake Shore Bancorp, Inc.
31 East Fourth Street
Dunkirk, New York 14048
(716) 366-4070 ext. 1220